Exhibit 2.1

PLAN AND AGREEMENT OF REORGANIZATION

AMONG

ZEGARELLI GROUP INTERNATIONAL, INC.

AND

2050 MOTORS, INC.

AND

CERTAIN SHAREHOLDERS

OF

2050 MOTORS, INC.

January 30, 2014

PLAN AND AGREEMENT OF REORGANIZATION

This Plan and Agreement of Reorganization (“Agreement”) is entered into on this 30th day of January, 2014 by and between ZEGARELLI Group International, Inc., a California corporation (“ZEGARELLI”), and 2050 Motors, Inc., a Nevada corporation (“2050 MOTORS”), and those persons listed in Exhibit A hereto, being all of the shareholders of 2050 MOTORS who own individually at least ten percent (10%) of the outstanding stock of 2050 MOTORS and together hold over fifty percent (50%) of the outstanding stock of 2050 MOTORS as of the date this Agreement is executed.

Plan Of Reorganization

The transaction contemplated by this Agreement (the “Exchange Transaction”) is intended to be an exchange of stock reorganization. ZEGARELLI will acquire up to 100% of 2050 MOTORS’ issued and outstanding common stock, (no par value) in exchange for up to 24,993,665 shares of ZEGARELLI common stock (the “Exchange Securities”). The Exchange Transaction will result in 2050 MOTORS becoming a wholly-owned subsidiary of ZEGARELLI.

Tax Consequences

It is intended by the parties hereto that the Exchange Transaction shall constitute reorganization within the meaning of Section 368 of the Internal Revenue code of 1986, as amended (the “Code”). The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(b) of the United States Income Tax Regulations.

Agreement

Section 1
Transfer of Shares

1.1	All shareholders of 2050 MOTORS (the “Shareholders” or the “2050 MOTORS Shareholders”), as of the date of Closing as such term is defined in Section 4 herein (the “Closing” or the “Closing Date”), shall transfer, assign, convey and deliver to ZEGARELLI on the Closing Date, certificates representing one hundred percent (100%) of the 2050 MOTORS capital stock (“2050 MOTORS Stock”) or such lesser percentage as shall be acceptable to ZEGARELLI, but in no event less than ninety percent (90%) of the 2050 MOTORS Stock. To the extent that less than 100% of the 2050 MOTORS Stock is acquired, the amount of the Exchange Securities issuable to those 2050 MOTORS Shareholders who elected to participate in the Exchange Transaction shall decrease proportionately. The transfer of the 2050 MOTORS Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the 2050 MOTORS Shareholders and ZEGARELLI shall have otherwise agreed in writing.

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Section 2
Issuance of Exchange Securities to 2050 MOTORS Shareholders

2.1	As consideration for the transfer, assignment, conveyance and delivery of the 2050 MOTORS Stock hereunder, ZEGARELLI shall, at the Closing issue to the 2050 MOTORS Shareholders, pro rata in accordance with each Shareholder’s percentage ownership of 2050 MOTORS immediately prior to the Closing, Exchange Securities consisting of up to 24,994,670 shares of Zegarelli Common Stock. The parties intend that the Exchange Securities being issued will be used to acquire all outstanding 2050 MOTORS Stock. To the extent that less than 100% of the 2050 MOTORS Stock is acquired, the amount of Exchange Securities issuable to those 2050 MOTORS Shareholders who have elected to participate in the exchange described in this Agreement shall decrease proportionately.

2.2	None of the Exchange Securities issued to the 2050 MOTORS Shareholders hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption thereunder and be considered “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”). All of such securities shall bear a legend worded substantially as follows:

“The securities represented by this promissory note have not been registered under the Securities Act of 1933 (the “Act”) and are ‘restricted securities’ as that term is defined in Rule 144 under the Act. The Zegarelli Common Stock may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the reasonable satisfaction of the Zegarelli.”

The transfer agent of ZEGARELLI shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that ZEGARELLI register the Exchange Securities under the Act.

Section 3
Other Matters

3.1	Resignation of Directors and Officers and Appointment of New Directors and Officers. At the Closing, ZEGARELLI shall take those steps necessary to appoint three (3) new directors and officers nominated by 2050 Motors and thereafter the then existing directors and officers of Zegarelli shall resign.

Section 4
Closing

4.1	Closing of Transaction. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 12 hereof, the Closing shall take place on the Closing Date at the offices of Barnett & Linn located at 23945 Calabasas Road, Suite 115, Calabasas, CA 91302 or at such other location as is agreed to by the parties hereto.

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4.2	Closing Date. The Closing Date of the Exchange shall take place on a date chosen by mutual agreement of 2050 MOTORS and ZEGARELLI within forty-five (45) days from the date of this Agreement, or such later date upon which 2050 MOTORS and ZEGARELLI may mutually agree in writing, or as extended pursuant to subsection 13.1(b) below.

4.3	Deliveries at Closing.

(a)	2050 MOTORS shall deliver or cause to be delivered to ZEGARELLI at Closing:

(1)	certificates representing all shares, or an amount of shares acceptable to ZEGARELLI, of the 2050 MOTORS Stock as described in Section 1, each endorsed in blank by the registered owner;

(2)	an agreement from each 2050 MOTORS Shareholder surrendering his or her shares agreeing to a restriction on the transfer of the Exchange Securities as described in Section 2 hereof;

(3)	a copy of a consent of 2050 MOTORS’ board of directors authorizing 2050 MOTORS to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

(4)	a copy of a Certificate of Good Standing for 2050 MOTORS issued not more than ten (10) days prior to Closing by the State of Nevada;

(5)	Articles of Incorporation and Bylaws of 2050 MOTORS certified as of the Closing Date by the President and Secretary of 2050 MOTORS; and

(6)	such other documents, instruments or certificates as shall be reasonably requested by ZEGARELLI or its counsel.

(b)	ZEGARELLI shall deliver or cause to be delivered to 2050 MOTORS at Closing:

(1)	a copy of a consent of ZEGARELLI’s board of directors authorizing ZEGARELLI to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit C;

(2)	a copy of a Certificate of Good Standing for ZEGARELLI issued not more than ten (10) days prior to Closing by the Secretary of State of California;

(3)	stock certificate(s) representing the Exchange Securities to be newly issued by ZEGARELLI under this Agreement, which certificates shall be in the names of the appropriate 2050 MOTORS Shareholders, each in the appropriate denomination as described in Section 2;

(4)	at least 10 days prior to Closing, to the extent required by SEC regulations, ZEGARELLI shall file the information statement under Rule 14(f)(1) of the Exchange Act (“14f-l Information Statement”) disclosing the change of control of ZEGARELLI contemplated by this Agreement; and.

(5)	such other documents, instruments or certificates as shall be reasonably requested by 2050 MOTORS or its counsel.

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4.4	Filings; Cooperation.

(a)	Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section 12 below.

(b)	ZEGARELLI and its counsel shall have prepared the Form 8-K announcing the entering into the Agreement and within four (4) days after the Closing Zegarelli shall prepare a “Super Form 8-K (“Closing 8-K”) which shall include the Financial Statements, the “Form 10 information” (as defined in the SEC rules and regulations) for 2050 MOTORS, any other information required to be disclosed in a Form 8-K for a reverse acquisition or reverse merger transaction involving a “shell company” (as defined in the SEC rules and regulations), and the pro forma financial statements for 2050 MOTORS and ZEGARELLI on a consolidated basis giving effect to the Acquisition, which shall be in a form acceptable to 2050 MOTORS and in a format acceptable for EDGAR filing, provided, however, that 2050 MOTORS has delivered to ZEGARELLI any and all information with respect to 2050 MOTORS reasonably requested by or necessary for 2050 MOTORS to comply herewith; and

(c)	Prior to the Closing, ZEGARELLI shall take the following corporate actions: (a) change ZEGARELLTS corporate name to a name selected by 2050 MOTORS; and (b) increase ZEGARELLI’S authorized number of shares of no par value common stock to 100,000,000 shares and effect a 1 for 4 reverse stock split of ZEGARELLI’S outstanding common stock (“Reverse Split”). The Reverse Split will provide for the round up of any fractional shares and special treatment to certain stockholders to preserve round lot holders.

(d)	On and after the Closing Date, ZEGARELLI, 2050 MOTORS and the Shareholders set forth in Exhibit A shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

Section 5
Representations and Warranties by 2050 MOTORS and Certain Shareholders

5.1	Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to ZEGARELLI), 2050 MOTORS and those Shareholders listed on Exhibit A represent and warrant to ZEGARELLI as follows:

(a)	Organization and Good Standing of 2050 MOTORS. The Articles of Incorporation of 2050 MOTORS and all Amendments thereto as presently in effect, certified by the State of Nevada, and the Bylaws of 2050 MOTORS as presently in effect, certified by the President and Secretary of 2050 MOTORS, have been delivered to ZEGARELLI and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

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(b)	Capitalization. 2050 MOTORS’ authorized capital stock consists of 40,000,000 shares of common stock, no par value, of which 24,993,665 shares are currently, and will be issued and outstanding as of the Closing Date and held of record by thirty four (34) persons. All of such outstanding shares are validly issued, fully paid and nonassessable. There are no options, warrants or other securities or debt convertible into securities of 2050 MOTORS. All securities issued by 2050 MOTORS as of the date of this Agreement have been issued in compliance with all applicable state and federal laws. Except as set forth in Schedule 5.1(b), no other equity securities or debt obligations of 2050 MOTORS are authorized, issued or outstanding.

(c)	Subsidiaries. Except as set forth in Schedule 5.1(c), 2050 MOTORS has no other subsidiaries, no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(d)	Financial Statements. 2050 MOTORS will deliver to ZEGARELLI, prior to Closing, a copy of 2050 MOTORS’ audited financial statements for the years ended December 31, 2013 and 2012, which will be true and complete and will have been prepared in conformity with generally accepted accounting principles. Other than changes in the usual and ordinary conduct of the business since December 31, 2013, there have been and, at the Closing Date, there will be no material adverse changes in such financial statements.

(e)	Absence of Undisclosed Liabilities. Other than as set forth in Schedule 5.1 (e) or except as incurred in the ordinary course of business, 2050 MOTORS has no liabilities which are not adequately reflected or reserved against in the 2050 MOTORS Financial Statements or otherwise reflected in this Agreement and 2050 MOTORS shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after December 31, 2013, and would be individually or in the aggregate, material to the results of operations or financial condition of 2050 MOTORS as of the Closing Date.

(f)	Litigation. Except as disclosed in Schedule 5.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against 2050 MOTORS or its properties. Except as disclosed in Schedule 5.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of 2050 MOTORS, threatened against or affecting 2050 MOTORS or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of 2050 MOTORS or its affiliated company which might result in any material adverse change in the operations or financial condition of 2050 MOTORS, or which might prevent or materially impede the consummation of the transactions under this Agreement.

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(g)	Compliance with Laws. To the best of its knowledge, the operations and affairs of 2050 MOTORS do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of 2050 MOTORS.

(h)	Absence of Certain Changes. Except as set forth in Schedule 5.1(h), or otherwise disclosed in writing to ZEGARELLI, since December 31, 2013,

(1)	2050 MOTORS has not entered into any material transaction except in the ordinary course of business;

(2)	there has been no change in the condition except in the ordinary course of business (financial or otherwise), business, property, prospects, assets or liabilities of 2050 MOTORS as shown on the 2050 MOTORS Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

(3)	there has been no damage to, destruction of or loss of any of the properties or assets of 2050 MOTORS (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of 2050 MOTORS;

(4)	2050 MOTORS has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock except as described in Schedule 5.1(h);

(5)	there has been no material change, except in the ordinary course of business, in the contingent obligations of 2050 MOTORS by way of guaranty, endorsement, indemnity, warranty or otherwise; and

(6)	there has been no other event or condition of any character, which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of 2050 MOTORS or to impair materially the ability of 2050 MOTORS to conduct the business now being conducted.

(i)	Employees. There are, except as disclosed in Schedule 5.1(i), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between 2050 MOTORS and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between 2050 MOTORS on the one hand, and any current or former directors, officers or employees of 2050 MOTORS on the other hand.

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(j)	Assets. All of the assets reflected on the December 31, 2013 2050 MOTORS Financial Statements or acquired and held as of the Closing Date, will be owned by 2050 MOTORS on the Closing Date. Except as set forth in Schedule 5.1(j), 2050 MOTORS owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets.

(k)	Tax Matters. Other than as set forth in Schedule 5.1 (k), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of 2050 MOTORS have been timely filed. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of 2050 MOTORS. On the date of this Agreement, 2050 MOTORS is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

(l)	Continuation of Key Management. To the best knowledge of 2050 MOTORS, all key management personnel of 2050 MOTORS intend to continue their employment with 2050 MOTORS after the Closing. For purposes of this subsection 5.1 (m), “key management personner shall include Michael Hu, George Hedrick and the Scientific Advisory Board.

(m)	Books and Records. The books and records of 2050 MOTORS are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving 2050 MOTORS which properly should have been set forth therein and which have not been accurately so set forth.

(n)	Authority to Execute Agreement. The Board of Directors of 2050 MOTORS, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by 2050 MOTORS of this Agreement, and has duly authorized each of the transactions hereby contemplated. 2050 MOTORS has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. 2050 MOTORS has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon 2050 MOTORS and those Shareholders listed in Exhibit A hereto in accordance with its terms.

(o)	Contracts. Other than as set forth in Schedule 5.1 (o), and except for commitments to pay for legal and accounting services relating to the Exchange Transaction, 2050 MOTORS is not a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. 2050 MOTORS is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require 2050 MOTORS to pay any money or deliver any assets or services. 2050 MOTORS has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

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(p)	Finder’s Fees. 2050 MOTORS is not, and on the Closing Date will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

5.2	Disclosure. At the date of this Agreement, 2050 MOTORS and those Shareholders listed in Exhibit A have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of 2050 MOTORS. 2050 MOTORS and such Shareholders have not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect 2050 MOTORS’ business and prospects.

Section 6
Representations and Warranties by ZEGARELLI

6.1	Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to 2050 MOTORS), ZEGARELLI represents and warrants to 2050 MOTORS and those Shareholders listed in Exhibit A as follows:

(a)	Organization and Good Standing. ZEGARELLI is currently a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. ZEGARELLI is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of ZEGARELLI to carry on its business as most recently conducted. The Articles of Incorporation of ZEGARELLI and all amendments thereto as presently in effect, certified by the Secretary of State of Nevada, and the Bylaws of ZEGARELLI as presently in effect, certified by the President and Secretary of ZEGARELLI, have been delivered to 2050 MOTORS and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

(b)	Capitalization. ZEGARELLI’s authorized capital stock is 26,000,000 shares consisting of (i) 25,000,000 shares of no par value Common stock, of which 22,248,337 shares are issued and outstanding and held of record by approximately_______________ shareholders and (ii) 1,000,000 shares of $0.01 par value Preferred Stock, of which no Preferred Stock is issued and outstanding. Except as set forth in Schedule 6.1(b), no other equity securities or debt obligations of ZEGARELLI are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the Zegarelli Common Stock, and there will be no outstanding security of any kind convertible into Zegarelli Common Stock. The shares of Zegarelli Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding Zegarelli Common Stock was validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of Zegarelli Common Stock.

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(c)	Issuance of Exchange Securities. All of the Zegarelli Common Stock to be issued to 2050 MOTORS Shareholders pursuant to this Agreement, when issued and delivered as provided herein, will be duly authorized, validly issued, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

(d)	No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by ZEGARELLI with any of the provisions hereof will:

(1)	violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of ZEGARELLI or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which ZEGARELLI is a party, or by which it or its properties or assets may be bound or affected; or

(2)	violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to ZEGARELLI or any of its properties or assets.

(e)	Subsidiaries. Except as set forth in Schedule 6.1(e), ZEGARELLI has no subsidiaries, no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(f)	Financial Statements. ZEGARELLI will deliver to 2050 MOTORS prior to Closing, copies of all of ZEGARELLI’s audited and unaudited financial statements through December 31, 2013, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles.

(g)	SEC Filings. ZEGARELLI will deliver to 2050 MOTORS prior to Closing, copies of all of ZEGARELLI’s recent filings made with the Securities and Exchange Commission (“SEC”), including Forms 10-K and 10-Q and any proxy material.

(h)	Absence of Certain Changes. Since December 31, 2013 there has been no material change in ZEGARELLFs financial conditions, assets or liabilities, except as set forth in Schedule 6.1(h).

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(i)	Absence of Undisclosed Liabilities. Except as disclosed in Schedule 6.1(i) and in ZEGARELLI’s Financial Statements, ZEGARELLI did not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after December 31, 2013, and would be individually or in the aggregate, material to the results of operation or financial condition of ZEGARELLI.

(j)	Litigation. Except as disclosed in Schedule 6.1(j) there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against ZEGARELLI or its properties. Except as disclosed in Schedule 6.1(j) there are no actions, suits or proceedings pending, or, to the knowledge of ZEGARELLI, threatened against or relating to ZEGARELLI. ZEGARELLI is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and ZEGARELLI has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

(k)	Contracts. Except as set forth in Schedule 6.1(k), ZEGARELLI is not a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. ZEGARELLI is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require ZEGARELLI to pay any money or deliver any assets or services. ZEGARELLI has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

(l)	Tax Matters. Except as set forth in Schedule 6.1(1), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of ZEGARELLI have been filed for all the years and periods for which such returns and statements were due, including extensions thereof. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of ZEGARELLI. On the date of this Agreement, ZEGARELLI is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

(m)	Authority to Execute Agreement. The Board of Directors of ZEGARELLI, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by ZEGARELLI of this Agreement and the Exchange Securities, and has duly authorized each of the transactions hereby contemplated. ZEGARELLI has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. ZEGARELLI has taken all the actions required by law, its Articles of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Exchange Securities pursuant to the provisions hereof. This Agreement is valid and binding upon ZEGARELLI in accordance with its terms.

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(n)	Finder’s Fees. ZEGARELLI is not, and on the Closing Date, will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

(o)	Books and Records. The books and records of ZEGARELLI are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described and there have been no transactions involving ZEGARELLI which properly should have been set forth therein and which have not been accurately so set forth.

6.2	Disclosure. ZEGARELLI has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of ZEGARELLI. ZEGARELLI has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect ZEGARELLI’s business and prospects.

Section 7
Access and Information

7.1	As to 2050 MOTORS. Subject to the protections provided by subsection 10.4 herein, 2050 MOTORS shall give to ZEGARELLI and to ZEGARELLI’s counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of 2050 MOTORS’ properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, 2050 MOTORS, and furnish ZEGARELLI during such period with all such information concerning 2050 MOTORS’ affairs as ZEGARELLI reasonably may request.

7.2	As to ZEGARELLI. Subject to the protections provided by subsection 10.4 herein, ZEGARELLI shall give to 2050 MOTORS, the 2050 MOTORS Shareholders and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of ZEGARELLI’s properties, books, contracts, commitments, and records, if any, and shall furnish 2050 MOTORS and the 2050 MOTORS Shareholders during such period with all such information concerning ZEGARELLI’s affairs as 2050 MOTORS and the 2050 MOTORS Shareholders reasonably may request.

Section 8
Covenants of 2050 MOTORS and Certain Shareholders

8.1	No Solicitation. For a period of forty-five (45) days from the date of this Agreement, 2050 MOTORS and those Shareholders listed on Exhibit A, to the extent within each Shareholder’s control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with, to, any person or entity other than ZEGARELLI and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving 2050 MOTORS, or any sale of any of its capital stock or of the capital stock held by such Shareholders in excess of fifty percent (50%) of such Shareholder’s current stock holdings except as otherwise disclosed in this Agreement. 2050 MOTORS will notify ZEGARELLI immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of 2050 MOTORS’ business, or providing information to government authorities.

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8.2	Conduct of Business Pending the Transaction. 2050 MOTORS and those Shareholders listed on Exhibit A, to the extent within each Shareholder’s control, covenant and agree with ZEGARELLI that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless ZEGARELLI shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, 2050 MOTORS and those Shareholders listed on Exhibit A, to the extent within each Shareholder’s control, will comply with each of the following:

(a)	Its business shall be conducted only in the ordinary and usual course. 2050 MOTORS shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify ZEGARELLI of any event or occurrence which is material to, and not in the ordinary and usual course of business of 2050 MOTORS.

(b)	It shall not (i) amend its Articles of Incorporation or Bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

(c)	It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

(d)	It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(e)	It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of ZEGARELLI.

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(f)	It shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

(g)	It shall not enter into any material agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

(h)	It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

(i)	It will comply with all laws and regulations applicable to it and its operations.

Section 9
Covenants of ZEGARELLI

9.1	Conduct of ZEGARELLI Pending Closing. ZEGARELLI covenants and agrees with 2050 MOTORS that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless 2050 MOTORS shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, ZEGARELLI will comply with each of the following.

(a)	No change will be made in ZEGARELLFs Articles of Incorporation or Bylaws or in ZEGARELLEs authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by 2050 MOTORS.

(b)	No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in ZEGARELLI, except as may be first approved in writing by 2050 MOTORS.

(c)	It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

(d)	It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(e)	It shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

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(f)	It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

(g)	It will comply with all laws and regulations applicable to it and its operations.

Section 10
Additional Covenants of the Parties

10.1	Cooperation. Both 2050 MOTORS and ZEGARELLI will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party. Furthermore, both 2050 MOTORS and ZEGARELLI shall collaborate on the preparation and dissemination of an offer, which the Board of Directors of 2050 MOTORS shall approve and recommend, to the 2050 MOTORS Stockholders, to exchange their outstanding shares of 2050 MOTORS Common Stock for ZEGARELLI Exchange Securities.

10.2	Expenses. Except for an agreement for 2050 MOTORS to pay up to $5,000 of the legal fees incurred by Zegarelli, each of the parties hereto shall pay all of its respective costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

10.3	Publicity. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

10.4	Confidentiality. While each party is obligated to provide access to and furnish information in accordance with Section 7 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transaction contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

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Section 11
Survival of Representations, Warranties and Covenants

11.1	The representations, warranties and covenants of 2050 MOTORS and those Shareholders listed in Exhibit A contained herein shall survive the execution and delivery of this Agreement for a period of one (1) year from the Closing Date. The representations, warranties and covenants of ZEGARELLI contained herein shall survive the execution and delivery of this Agreement for a period of one (1) year from the Closing Date.

Section 12
Conditions Precedent to Obligations of Parties

12.1	Conditions to Obligations of the Parties. The obligations of ZEGARELLI, 2050 MOTORS and those Shareholders listed in Exhibit A under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 5 and 6 herein, and fulfillment, prior to Closing, of each of the following conditions:

(a)	All representations and warranties made by 2050 MOTORS Shareholders listed in Exhibit A and ZEGARELLI in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(b)	2050 MOTORS Shareholders listed in Exhibit A, 2050 MOTORS and ZEGARELLI shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

(c)	All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

(d)	The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

12.2	Conditions to Obligations of ZEGARELLI. The obligations of ZEGARELLI to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

(a)	Each 2050 MOTORS Shareholder acquiring Exchange Securities will be required, at Closing, to submit an agreement confirming that all the Exchange Securities received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Securities for a period of six months from the date of the Closing, except for those transfers falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for ZEGARELLI. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. Each 2050 MOTORS Shareholder acquiring Exchange Securities will be required to transfer to ZEGARELLI at the Closing his/her respective 2050 MOTORS Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

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(b)	All schedules and financial statements, prepared by 2050 MOTORS and its accountants shall be current or updated as necessary as of the Closing Date.

(c)	If shareholders, who in the aggregate own ten percent (10%) or more of the 2050 MOTORS shares of Common Stock, dissent from the proposed share exchange, or are unable or for any reason refuse to transfer any or all of their 2050 MOTORS shares of Common Stock to ZEGARELLI in accordance with Section 1 of this Agreement, ZEGARELLI, at its option, may terminate this Agreement.

(d)	Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties.

(e)	Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

12.3	Conditions to Obligation of 2050 MOTORS and the 2050 MOTORS Shareholders. The obligations of 2050 MOTORS and the 2050 MOTORS Shareholders listed in Exhibit A to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

(a)	ZEGARELLI shall have provided to 2050 MOTORS through December 31, 2013, all audited and unaudited financial statements prepared in accordance with generally accepted accounting principles by independent accountants of ZEGARELLI. ZEGARELLI shall also provide, as of a date within thirty days of Closing, an update on any material change in the aforementioned financial statements.

(b)	Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instalments, rights and papers of all kinds in accordance with Sections 5 and 6 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

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(c)	The Exchange Transaction shall be approved by the shareholders of ZEGARELLI, if deemed necessary or appropriate by counsel of ZEGARELLI, within thirty (30) days following execution of this Agreement. If such a shareholder meeting is deemed necessary, the management of ZEGARELLI agrees to recommend approval to its shareholders and to solicit proxies in support of the same. Any proxy material to be provided to the ZEGARELLI Shareholders shall be prepared and filed with the SEC as required by their SEC proxy Rules and Regulations.

(d)	ZEGARELLI and 2050 MOTORS shall agree to indemnify each other against any liability to any broker or finder to which that party may become obligated.

(e)	The Exchange Transaction shall be approved by the Board of Directors of both 2050 MOTORS and ZEGARELLI. Furthermore, the Exchange Transaction shall be approved by the shareholders of 2050 MOTORS, if deemed necessary or appropriate by counsel for the same, within thirty (30) days following execution of this Agreement. If such a shareholder meeting is deemed necessary, the management of 2050 MOTORS and ZEGARELLI agree to recommend approval to their respective Shareholders and to solicit proxies in support of the same.

(f)	ZEGARELLI and 2050 MOTORS and their respective legal counsel shall have received copies of all such certificates and other documents and instalments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel.

(g)	Both 2050 MOTORS and ZEGARELLI shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

(h)	ZEGARELLI shall have obtained all necessary Blue Sky approvals or exemptions for the issuance of the Exchange Securities if required prior to the Closing Date.

Section 13
Termination, Amendment, Waiver

13.1	This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of ZEGARELLI, 2050 MOTORS and those 2050 MOTORS Shareholders listed in Exhibit A under Section 10.4 hereof:

(a)	By mutual agreement of ZEGARELLI and 2050 MOTORS;

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(b)	If the Closing (as defined in Section 4) has not taken place within forty-five (45) days from the date of this Agreement, this Agreement can be terminated upon written notice given by ZEGARELLI or 2050 MOTORS which is not in material default;

(c)	By ZEGARELLI, if in its reasonable belief there has been a material misrepresentation or breach of warranty on the part of any Shareholder listed in Exhibit A in the representations and warranties set forth in the Agreement.

(d)	By 2050 MOTORS or a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if, in the reasonable belief of 2050 MOTORS or any such Shareholders, there has been a material misrepresentation or breach of warranty on the part of ZEGARELLI in the representations and warranties set forth in the Agreement;

(e)	By ZEGARELLI if, in its opinion or that of its counsel, the Exchange Transaction does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in ZEGARELLI’s opinion or that of its counsel, without unreasonable expense or effort;

(f)	By ZEGARELLI or by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if either party shall determine in its sole discretion that the Exchange Transaction has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange Transaction, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

(g)	By ZEGARELLI if the business or assets or financial condition of 2050 MOTORS, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if the business or assets or financial condition of ZEGARELLI, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

(h)	By ZEGARELLI if holders of ten percent (10%) or more of the 2050 MOTORS Shares fail to tender their stock at the Closing of the Exchange Transaction;

(i)	By ZEGARELLI or 2050 MOTORS if, in the opinion of ZEGARELLI’s independent accountants, it should appear that the combined entity will not be auditable to SEC accountant’s standards;

(j)	By 2050 MOTORS if ZEGARELLI fails to perform material conditions set forth in Sub-Section 12.1 and 12.3 herein;

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(k)	By 2050 MOTORS if examination of ZEGARELLI’s books and records pursuant to Section 7 herein uncovers a material deficiency;

(1)	By ZEGARELLI if 2050 MOTORS fails to perform material conditions set forth in Section 10.5 and Sub-Section 13.1 and 13.2 herein; and

(m)	By ZEGARELLI if examination of 2050 MOTORS’ books and records pursuant to Section 7 herein uncovers a material deficiency.

13.2	No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound.

Section 14
Effect of Termination

14.1	Effect of Termination If this Agreement is terminated by either ZEGARELLI or 2050 MOTORS as provided in Section 13, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of ZEGARELLI or 2050 MOTORS. Notwithstanding the aforesaid, if the Agreement is terminated pursuant to Section 13.1 or by ZEGAELLI pursuant to Sections 13.1(c),(g),(h),(i),(j),(l)or(m), than 2050 MOTORS shall pay $5,000, as liquidated damages to cover partial legal and accounting costs of ZEGARELLI. Furthermore, nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

Section 15
Miscellaneous

15.1	Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

15.2	Binding Agreement.

(a)	This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

(b)	Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 15.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 15.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys’ fees.

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15.3	Shareholders Owning at Least Ten Percent (10%) of the Outstanding Common Stock of 2050 MOTORS. The Shareholders owning at least 10% of the outstanding common stock of 2050 MOTORS (see Exhibit A hereto) are only executing this Agreement with respect to Sections4.4, 5, 8, 10.4, 11, 12.1 and 12.3, 13.1(dandf), 15.2, 15.3, 15.4, 15.8, 15.9 and 15.10.

15.4	Counterparts. This Agreement may be signed in counterparts by facsimile, which shall be deemed the same as an original signature and may be used for all purposes as if it were an original, and when said counterparts have been exchanged between the parties, they shall be of full force and effect.

15.5	Severability. If any provisions hereof are to be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.

15.6	Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided that neither this Agreement nor any right hereunder shall be assignable by 2050 MOTORS or ZEGARELLI without prior written consent of the other party.

15.7	Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

15.8	Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California.

15.9	Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

15.10	Arbitration. Any dispute between the parties relating in any way to this Agreement or any of its terms and provisions shall be submitted to binding arbitration before a single arbitrator in Los Angeles County, California, before Judicial Arbitration and Mediation Services (“JAMS”) and the prevailing party in such arbitration shall have the right to have any award made by arbitrators confirmed by a court of competent jurisdiction. The provisions of the California Code of Civil Procedure, authorizing and taking of depositions and obtaining discovery are incorporated herein by this reference and shall be applicable to any such arbitration. Any such arbitration shall be conducted in an expeditious manner. Any such arbitration shall be governed by the JAMS complex arbitration rules and the JAMS optional arbitration appeal procedure. The prevailing party may recover costs and reasonable attorney’s fees.

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15.11	Notices. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 14.11, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in (b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

To 2050 MOTORS:

Michael Hu, President

2050 Motors, Inc.

413 Silver Prairie St.

Las Vegas, NV 89144

Email: sce2000@sbcglobal.net

With a Copy to:

Lawrence Taggart, Esq.
1521 Kimberly Woods Drive
El Cajon, CA 92020
Email: taggartfinancial@cox.net

To ZEGARELLI:

Alfred E. Booth, Jr., Chief Executive Officer

Zegarelli Group International, Inc.

80679 Camino Santa Elise

Indio, CA 91352

Email: 30almariebooth@gmail.com

With a Copy to:

William B. Barnett, Esq.

Barnett & Linn

23945 Calabasas Road, Suite 115

Calabasas, CA 91302

Email: wbarnett@wbarnettlaw.com

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

All notices and other communications required or permitted under this Agreement, which are addressed as provided in this Section 14.11, if delivered personally or by fax, shall be effective upon delivery: and. if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

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In Witness Whereof, the parties hereto have executed this Agreement as of the’ date first written above.

ZEGARELLI GROUP INTERNATIONAL, INC.

By:	/s/ Alfred E. Booth, Jr.
Alfred E. Booth, Jr., Chief Executive Officer

2050 MOTORS, INC.

By:	/s/ Michael Hu Jan 30th, 2014
Michael Hu, President

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Exhibit List

Exhibit A:	Ten Percent Shareholders of 2050 MOTORS

Exhibit B:	Consent of Board of Directors of 2050 MOTORS

Exhibit C:	Consent of Board of Directors of ZEGARELLI

Schedule List

Schedule 5.1(b):	Common Stock, Options and Warrants Outstanding - 2050 MOTORS	NONE

Schedule 5.1(c):	Subsidiaries - 2050 MOTORS	NONE

Schedule 5.1(e):	Absence of Undisclosed Liabilities - 2050 MOTORS	NONE

Schedule 5.1(f):	Litigation Involving 2050 MOTORS	NONE

Schedule 5.1(h):	Absence of Certain Changes - 2050 MOTORS	NONE

Schedule 5.1(i):	Employee Benefit Plans - 2050 MOTORS	NONE

Schedule 5.1(j):	Asset Ownership Exceptions - 2050 MOTORS	NONE

Schedule 5.l(k):	Tax Matters - 2050 MOTORS	NONE

Schedule 5.1(1):	Operating Permits/Licenses - 2050 MOTORS	Exclusive Contract with Aoxin Automobile

Schedule 5.1(m):	Continuation of Key Management - 2050 MOTORS	Michael Hu. George Hedrick and the Scientific Advisory Board

Schedule 6.1(b):	Common Stock, Options and Warrants Outstanding - ZEGARELLI

Schedule 6.1(e):	Subsidiaries - ZEGARELLI

Schedule 6.1(h):	Absence of Certain Changes - ZEGARELLI

Schedule 6.1(i)	Absence of Undisclosed Liabilities - ZEGARELLI

Schedule 6.1(j):	Litigation - ZEGARELLI

Schedule 6. l(k)	Contracts - ZEGARELLI

Schedule 6.1(1):	Tax Matters - ZEGARELLI

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Exhibit A

Ten Percent Shareholders of 2050 MOTORS, Inc.

Shareholder	Number of Shares	Percentage
Michael Hu	9,060,000	36.25%

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